UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   April 1, 2010

BOISE CASCADE HOLDINGS, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-122770 (Commission File Number)	20-1478587 (IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Boise Cascade Holdings, L.L.C. (the “Company”) reported today on its plans to satisfy its obligations in respect of disposition of the proceeds of its sales of the common stock of Boise Inc. under section 4.06 of the Indenture dated October 29, 2004 among Boise Cascade, L.L.C. and Boise Cascade Finance Corporation (the Company’s wholly owned subsidiaries) and U.S. Bank National Association, as trustee.  The Company plans to satisfy its obligations by a combination of capital spending (estimated at $40 million during the relevant compliance period) and repayment of indebtedness in an estimated amount of $120 million under the Loan and Security Agreement dated February 22, 2008 among certain of its subsidiaries, Bank of America, as agent, and the lenders named therein.  Because the Loan and Security Agreement provides a revolving line of credit, the Company will concurrently cancel lending commitments under the facility in a like amount to the repayment.  The Company expects to complete the debt repayment and reduction in lending commitments in late April of 2010.  Although the making of a tender priced at par for its 7 1/8% Senior Subordinated Notes due in 2014 issued under the Indenture remains as a third option available to it for compliance with the Indenture’s requirements concerning disposition of the proceeds of its sales of Boise Inc. common stock, the Company does not currently expect to make such a tender offer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

By	/s/ David G. Gadda
David G. Gadda
Vice President, General Counsel and Secretary

Date:  April 1, 2010